SUB-ADVISORY AGREEMENT

     THIS AGREEMENT is between American Skandia Life Investment Management, Inc. (the "Advisor") and Lord Abbett & Co. (the "Sub-Advisor").

  WHEREAS American Skandia Trust (the "Trust") is a Massachusetts business trust organized with one or more series of shares, and is registered as an investment company under the Investment Company Act of 1940 (the "ICA"); and

  WHEREAS the trustees of the Trust (the "Trustees") have engaged the Advisor to act as investment manager for the Lord Abbett Growth and Income Portfolio, (the "Portfolio") under the terms of a management agreement, dated May 1, 1992, with the Trust (the "Management Agreement"); and

  WHEREAS the Advisor has engaged the Sub-advisor and the Trustees have approved the engagement of the Sub-advisor to provide investment advice and other investment services set forth below;

   NOW, THEREFORE the Advisor and the Sub-Advisor agree as follows:

   1. Investment Services. The Sub-Advisor will furnish the Advisor with investment advisory services in connection with a continuous investment program for the Portfolio which is to be managed in accordance with the investment objective, -investment policies and restrictions of the Portfolio as set forth in the Prospectus and Statement of Additional Information of the Trust and in accordance with the Trust's Declaration of Trust and By-laws. Advisor will promptly furnish Sub-Advisor with any amendments to such documents.

   Subject to the supervision and control of the Advisor, which is in turn subject to the supervision and control of the Trust's Board of Trustees, the Sub-Advisor will in its discretion determine and select the securities to be purchased for and sold from the Portfolio from time to time and will Place orders with and give instructions to brokers, dealers and others for all such transactions and cause such transactions to executed. The Portfolio will be maintained by a custodian bank (the 'Custodian") and the Advisor will authorize the Custodian to honor orders and instructions by employees of the Sub-Advisor authorized by the Advisor for payment from the Portfolio against receipt of securities purchased or for delivery from the Portfolio of securities sold against receipt of payment therefore. No assets may be withdrawn from the Portfolio other than to pay for investments purchased except upon the written authorization of appropriate officers of the Trust who shall have been certified as such by proper authorities of the Trust prior to the withdrawal.

   The Sub-Advisor will obtain and evaluate the pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Portfolio, and concerning the individual issuers whose securities are included in the Portfolio or the activities they engage, or with respect to securities which the Sub-Advisor considers desirable for inclusion in the Portfolio.

   Nothing in this Agreement shall be implied to prevent the Advisor from engaging other sub-advisors to provide investment advise and other services in relation to portfolios of the Trust for which Sub-Advisor does not provide such services, or to prevent Advisor from providing such services in relation to such portfolios.

   2. Delivery of Documents to Sub-Advisor. The Advisor has furnished the Sub-Advisor with copies of each of the following documents:

     (a) The Declaration of Trust of the Trust as in effect on the date hereof,

         (b)      The By-laws of the Trust in effect on the date hereof,

         (c) The resolutions of the Trustee approving the engagement of the Sub-Advisor as sub-advisor to the Advisor and approving the form of this agreement;

         (d) The resolutions of the Trustees selecting the Advisor as investment manager to the Trust and approving the form of the Advisor's Management Agreement with the Trust;

         (e)      The Advisor's Management Agreement with the Trust;

     (f) The Code of Ethics of the Trust and of the Advisor as currently in effect; and

         (g) A list of companies the securities of which are not to be bought or sold for the Portfolio because of non-public information regarding such companies that is available to Advisor or the Trust, or which, in the sole opinion of the Advisor, it believes such nonpublic information would be deemed to be available to Advisor and/or the Trust.

   The Advisor will furnish the Sub-Advisor from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to items (a) through (f) above will be provided within 30 days of the time such materials became available to the Advisor. Such amendments or supplements as to item (g) above will be provided not later than the end of the business day next following the date such amendments or supplements become known to the Advisor.

   3. Delivery of Documents to the Advisor. The Sub-Advisor has furnished the Advisor with copies of each of the following documents:

     (a) The Sub-Advisor's Form ADV as filed with the Securities and Exchange Commission;

         (b)      The Sub-Advisor's most recent balance sheet;

         (c)      Separate lists of persons who the  Sub-Advisor  wishes to have
                  authorized  to  give  written  and/or  oral   instructions  to
                  Custodians of Trust assets for the Portfolio;

         (d) The Code of Ethics of the Sub-Advisor as currently in effect.

   The Sub-Advisor will furnish the Advisor from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments and or supplements as to items (a) through (d) above will be provided within 30 days of the time such materials became available to the Sub-Advisor.

   4. Investment Advisory Facilities. The Sub-Advisor, at its expense, will furnish (i) all necessary investment facilities, including salaries of personnel required for it to execute its duties faithfully.

   5. Execution of Portfolio Transaction. Sub-Advisor is responsible for decisions to buy and sell securities for the Portfolio, broker-dealer selection, and negotiation of its brokerage commission rates. Sub-Advisor shall determine the securities to be purchased or sold by the Portfolio pursuant to its determinations with or through such persons, brokers or dealers, in conformity with the policy with respect to brokerage as set forth in the Trust's Prospectus and Statement of Additional Information, or as the Board of Trustees may determine from time to time. Generally, Sub-Advisor's primary consideration in placing Portfolio securities transactions with broker-dealers for execution is to obtain and maintain the availability of, execution at the best net price and in the most effective manner possible. The Sub-Advisor may consider sale of the shares of the Portfolio, as well as recommendations of the Investment Manager, subject to the requirements of best net price and most favorable execution.

                Consistent with this policy, the Sub-Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Portfolio on a continuing basis. Accordingly, the cost the brokerage commissions to the Portfolio may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to policies and procedures as the Board of Trustees of the Trust may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty solely by reason of its having caused the Portfolio to pay a broker or dealer that provides research services to the Sub-Advisor for the Portfolio's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor, determines in good faith that such amount of commission was reasonable in relation to the value of the research services provided by such broker, viewed in terms of either that particular transaction or the Sub-Advisor's ongoing responsibilities with respect to the Portfolio. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Portfolio to such brokers and dealers who also provide research or statistical material, or other serviced to the Portfolio or the Sub-Advisor. Such allocation shall be ins such amounts and proportions as the Sub-Advisor shall determine and the Sub-Advisor will report on said allocations to the Investment Manager at least once each calendar year if no specific request is made, indicating the brokers to whom such allocations have been made and the basis therefor.

                  6. Reports by Sub-Advisor The Sub-Advisor shall furnish the Advisor monthly, quarterly and annual reports concerning transaction and performance of the Portfolio in such form as may be mutually agreed, to review the Portfolio and discuss the management of it. The Sub-Advisor shall permit the financial statements, books and records with respect to the Portfolio to be inspected and audited by the Trust, the Advisor or their agents at all reasonable times during normal business hours. The Sub-advisor shall immediately notify and forward to both Advisor and legal counsel for the Trust any legal process served upon it on behalf of the Advisor of the Trust.

                7. Compensation of Sub-Advisor. The amount of the compensation to the Sub-Advisor is computed at an annual rate. The fee is payable monthly in arrears, based on the average daily net assets of the Portfolio for each month, at the annual rates shown below.

                For all services rendered, the Advisor will pay the Sub-Advisor at the annual rate of .50 of 1% of the portion of the net assets of the Portfolio not in excess of $200,000,000.00; .40 of 1% of the portion over $200,000.000.00 but not in excess of $500,000,000.00; .35 of 1% of the portion over but not in excess of $700,000.000.00; .35 of 1 % of the portion over $700,000,000.00 but not in excess of $900,000,000.00; and .30 of 1% of the portion in excess of $900,000,000.00.

                In computing the fee to be paid to the Sub-advisor, the net asset value of the Portfolio shall be valued as set forth in the then current registration statement of the Trust. If this agreement is terminated, the payment shall be prorated to the date of termination.

                Advisor and Sub-Advisor shall be considered as partners or participants in a joint venture. Sub-Advisor will pay its own expenses for the services to be provided pursuant to this Agreement and will not be obligated to pay any expenses of Advisor or the Trust. Advisor and the Trust will not be obligated to pay any expenses of Sub-advisor.

                8. Confidential Treatment It is understood that any information or recommendation supplied by the Sub-Advisor in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Advisor, the Trust or such persons the Advisor may designate in connection with the Portfolio. It is also understood that any information in connection supplied to the Sub-Advisor in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Portfolio, is to be regarded as confidential and for use only by the Sub-Advisor in connection with its obligation to provide investment advice and other services to the Portfolio.

                9. Representations of the Parties. Each party to this Agreement hereby acknowledges that it registered as an investment advisor under the Investment Advisers Act of 1940, it will use its reasonable best efforts to maintain such registration, and it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.

                10. Liability. The Sub-Advisor shall use its best efforts and good faith in the performance of its services hereunder. However, so long as the Sub-Advisor has acted in good faith and has used its best effort then in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations hereunder, it shall not be liable to the Trust or it's shareholders or to the Advisor for any act or omission resulting in any loss suffered in any portfolio of the Trust in connection with any service to be provided herein. The Federal laws impose responsibilities under certain circumstances on persons who act in good faith, and therefore, nothing herein shall in any way constitute a waiver of limitation of any rights which the Trust or Advisor may have under applicable law.

                11. Other Activities of Sub-Advisor. The-Advisor agrees that the Sub-Advisor and any of its partners or employees, and persons affiliated with it or with any such partner or employee may render investment management or advisory services to other investors and institutions, and such investors and institutions may own, purchase or sell, securities or other interests in property the same or similar to those which are selected for purchase, holding or sale for the Portfolio, and the Sub-Advisor shall be in all respects free to take action with respect to investments in securities or other interests in property the same as or similar to those selected for purchase, holding or sale for the Portfolio. Purchases and sales of individual securities on behalf of the Portfolio and other portfolio.
   Purchases and sales of individual securities on behalf of the Portfolio and other portfolios of the Trust or accounts for other investors or institutions will be made on a basis that is equitable to all of portfolios of the Trust and other accounts. Nothing in this agreement shall impose upon the Sub-Advisor any obligation to purchase or sell or recommend for purchase or sale, for the Portfolio any security which it, its partners, affiliates or employees may purchase or sell for the Sub-Advisor or such partner's, affiliate's or employee's own accounts or for the account of any other client, advisory or otherwise.

                  12. Continuance and Termination. This Agreement shall remain in full force and effect for one year from the date hereof, and is renewable annually thereafter by specific approval of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio. Any such renewal shall be approved by the vote of a majority of the Trustees who are not interested persons under the ICA, cast in person at a meeting called for the purpose of voting on such renewal. This agreement may be terminated without penalty at any time by the Advisor upon 60 days written notice, and will automatically terminate in the event of its assignment, as defined in the ICA, or upon termination of the Advisor's Management Agreement with the Trust.

                  13. Notification. Sub-Advisor will notify the Advisor within a reasonable time of any change in the personnel of the Sub-Advisor with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instruction to a Custodian of the Trust. The manager of the Portfolio shall be approved by Advisor and will not be changed without prior notice to Advisor.

                Any notice, instruction or other communication required or contemplated by this agreement shall be in writing. All such communications shall be addressed to the recipient at the fort address set forth below, provided that either party may, by notice, designate a different address for such party.:

                Advisor:            American Skandia Investment Management, Inc.
                Attention:          Thomas Mazzaferro
                                    Tower One Corporate Drive
                                    Shelton, Connecticut, 06484

                Sub-advisor:        Lord, Abbett & Co.
                Attention:          Kenneth B. Cutler
                                    The General Motors Building
                                    767 Fifth Avenue
                                    New York, New York 10153

         14. Arbitration. Any dispute as to whether compensation is payable under this Agreement to Sub-Advisor the amount of any compensation due or whether either party has breached this Sub-Advisor shall make reasonable efforts to resolve such dispute amicably between themselves. If such discussions fail to result in an amicable settlement, then the parties shall arbitrate such dispute using the arbitration services of the National Association of Securities Dealers, Inc. pursuant to its rules and procedures at a location to be determined by the arbitrator.

                The Advisor may withhold paying compensation until the arbitrators render their decision, subsequent to which such compensation will be payable as of the next following date such compensation is payable to the Sub-Advisor. Interest shall be payable on any compensation withheld during arbitration at a the prime rate of The Chase Manhattan Bank, N.A.. during the period such compensation is withheld.

     15. Governing Law. This agreement is made under, and shall be governed by and construed in accordance with, the laws of the State of New York.

      The effective date of this agreement is May 1, 1992.

      FOR THE ADVISOR                               FOR THE SUB-ADVISOR:

      /s/Thomas Mazzaferro                          /s/Kenneth B. Cutler
      Thomas Mazzaferro                             Kenneth B. Cutler
      Vice President and Chief Financial Officer    Partner


      Date: 5/1/92                                  Date: 5/1/92